For More Information:
Ronald A. Miller
Executive Vice President and Chief Financial Officer
Phone: 585-786-1102

FOR IMMEDIATE RELEASEFinancial Institutions, Inc. Announces Fourth Quarter and Fiscal
Year 2006 Results

Improved asset quality and reduced expenses drive stronger 2006 performance

WARSAW, N.Y., January 24, 2007 — Financial Institutions, Inc. (NASDAQ: FISI) (“FI”), the parent company of Five Star Bank, today announced its financial results for the fourth quarter and year ended December 31, 2006. Net income for the fourth quarter of 2006 was $3.0 million, or $0.23 per diluted share, compared with $2.9 million, or $0.22 per diluted share, for the fourth quarter of 2005.

For the year ended December 31, 2006, income from continuing operations and net income was $17.4 million, or $1.40 per diluted share. For the year ended December 31, 2005, income from continuing operations was $4.6 million, or $0.28 per diluted share, and net income was $2.2 million, or $0.06 per diluted share.

The primary factors for the improved 2006 results were a $1.8 million credit for loan losses in 2006 compared with a $28.5 million provision for loan losses in the prior year and a $5.9 million reduction in noninterest expense in 2006 compared with 2005. The improved risk profile of the Company’s loan portfolio contributed to the credit for loan losses, while lower noninterest expenses were the result of improved operating efficiencies and the reduction of costs associated with asset quality issues, regulatory matters and the consolidation of the Company’s subsidiary banks in December 2005.

Mr. Peter G. Humphrey, President and CEO of Financial Institutions, Inc., stated, “2006 was a year of change for us. We melded the cultures of four banks and fifty branches under one name and philosophy. We implemented several new programs to better serve our small and middle market customers, and we continued to streamline many of our operations. We instituted a compensation structure that drives each associate to focus on the customer and provide the highest caliber of service. We believe our current operating structure will provide us the engine necessary to grow our loan base. We have over 100 pairs of “feet on the street” addressing business development. In addition, we continue to shift administrative and operating functions from the business development group to our centralized operation in order that they may concentrate on building our loan portfolio and customer base. Revenue growth through disciplined lending is our challenge and key focus for 2007. ”

Credit for Loan Losses, Allowance for Loan Losses and Asset Quality

The Company recorded no provision for loan losses in the fourth quarter of 2006 and a credit for loan losses of $1.8 million for the year ended December 31, 2006. In 2005, the Company recorded a $1.4 million and $28.5 million provision for loan loss for the quarter and year, respectively. The overall improved risk profile of the loan portfolio, the low level of net loan charge-offs, and a smaller loan portfolio all contributed to the $1.8 million credit for loan losses for 2006. The 2005 provision primarily reflects write-downs associated with the commercial-related loan sale during 2005. The allowance for loan losses was $17.0 million and $20.2 million at December 31, 2006 and 2005, respectively.

Total nonperforming loans at December 31, 2006 were $15.8 million, representing a reduction of $2.2 million from December 31, 2005. On a sequential basis, nonperforming loans increased $3.0 million in the fourth quarter of 2006 from the third quarter of 2006, principally due to one credit in the dairy industry. Net loan charge-offs were $0.6 million for the fourth quarter and $1.3 million for the twelve months of 2006 compared with $2.0 million and $47.5 million for the same periods last year.

Net loan charge-offs to average loans (annualized) for the fourth quarter 2006 were 0.27% and for the year were 0.14%. At December 31, 2006, the allowance for loan losses as a percentage of total loans was 1.84% compared with 2.04% at December 31, 2005. The ratio of allowance for loan losses to nonperforming loans was 108% at December 31, 2006 compared with 112% at December 31, 2005.

The ratio of nonperforming loans to total loans was 1.71% at December 31, 2006 compared with 1.82% at December 31, 2005.

Net Interest Income

For the fourth quarter of 2006 net interest income was $14.3 million compared with $16.0 million for the fourth quarter of 2005. For the 2006 and 2005 full-year periods, net interest income was $59.5 million and $67.5 million, respectively. The decline in net interest income was principally due to a decline in the amount of earning assets along with narrowing in net interest margin. For the fourth quarter of 2006, average earning assets were $1.796 billion compared with $1.934 billion for the fourth quarter of 2005. For the year ended December 31, 2006, average earning assets were $1.809 billion compared with $1.976 billion for the prior year. Net interest margin was 3.44% for the fourth quarter of 2006, down 11 basis points from the same period in 2005. Net interest margin for full-year 2006 was 3.55%, down 10 basis points from 2005. The inverted to flat yield curve that was prevalent for most of 2006 had a negative effect on net interest margin. The interest rate environment is likely to continue to be a challenge in 2007.

Loans at December 31, 2006 were $926 million, down $66 million, or 7%, when compared with $992 million at the same time last year and down 1.5%, or $15 million, from September 30, 2006. Commercial-related loans represent $50 million of the decline from last year and $6 million from the third quarter of 2006.

Mr. Humphrey added, “Our loan base has continued its slow decline. New loan generation has not yet offset the pace of loan payoffs. We are encouraged, however, by the improvement in business activity we are seeing and remain focused on growing the loan portfolio in a disciplined manner.”

Total average deposits were $1.631 billion for the fourth quarter of 2006 compared with $1.766 billion for the fourth quarter of 2005 and for the year ended December 31, 2006 averaged $1.635 billion compared with $1.796 billion for 2005. Contributing to the decline in deposits were fewer certificates of deposit, including brokered certificates of deposit, as the Company actively managed to lower the level of these higher cost deposits. Other deposit categories have declined from deposit outflows associated with the effects of the 2005 loan sale and from higher-rate competitor products.

In addition to the decline in loans and deposits, the overall mix of the Company’s earning assets has changed from 2005 to 2006. Loans, which generally have a higher interest yield than investments, represent a lower percentage of earning assets. For the twelve months of 2006, average loans represented 53% of earning assets compared with 57% for the prior year. The decline in the volume of total earning assets, the change in the mix of earning assets and the drop in net interest margin collectively resulted in the decline in net interest income.

Noninterest Income

Noninterest income for the fourth quarter and year ended December 31, 2006 was $4.8 million and $21.9 million, respectively. This compared with noninterest income in the fourth quarter and year ended December 31, 2005 of $4.9 million and $29.4 million, respectively. Service charges on deposits, the largest contributor to noninterest income, at $2.9 million and $11.5 million for the 2006 fourth quarter and twelve month periods, respectively, was relatively unchanged from the comparable periods in 2005. ATM and debit card income grew $0.1 million, or 32%, and $0.6 million, or 33%, for the 2006 quarter and twelve month periods when compared with the same 2005 periods. Mortgage banking activities for the fourth quarter of 2006 were down $0.1 million, or 15%, when compared with the fourth quarter of 2005 and for the year are down $0.4 million, or 25% from 2005.

The third quarter of 2006 included a $1.4 million gain on the sale of the Company’s trust relationships, while the third quarter of 2005 included a $9.2 million net gain on the sale or settlement of commercial-related loans. Also included in noninterest income for the full-year 2006 was $0.5 million in income associated with corporate owned life insurance.

Noninterest Expense

Noninterest expense for the fourth quarter of 2006 decreased $1.0 million, or 6%, to $15.2 million from

$16.2 million for the fourth quarter of 2005. Included in the 2006 fourth quarter expenses were approximately $250 thousand associated with advertising, brand development and market-based programs which are not expected to recur to that degree in future quarters. In addition, in the fourth quarter of 2006 there was approximately $168 thousand in costs associated with write-downs of certain other real estate owned properties. For 2006, noninterest expense declined $5.9 million, or 9%, to $59.6 million compared with noninterest expense of $65.5 million in 2005. These declines were related to operational efficiencies gained from the consolidation of the Company’s subsidiary banks at the end of 2005, the reduction of professional service fees related to 2005’s asset quality and regulatory issues, as well as lower FDIC insurance costs.

The Company’s efficiency ratio for 2006 was 69.45% compared with 70.18% in 2005. The slightly improved efficiency ratio reflected a proportionately greater reduction in noninterest expense than in revenue.

Capital Management and Outlook

Shareholders’ equity at December 31, 2006 was $182.4 million, an increase of $10.6 million, or 6%, compared with $171.8 million at December 31, 2005. The Company repurchased 4,351 shares for $98 thousand in the fourth quarter under its $5.0 million common stock repurchase program.

During the fourth quarter, FI repaid a $25 million term loan with another financial institution. The debt was scheduled to be repaid in equal annual installments beginning in December 2007 and ending in December 2010. It is expected that this action will result in an annual increase in net interest income of approximately $0.5 million.

Mr. Humphrey concluded, “Our focus in 2007 will be revenue growth through the redeployment of our earning assets and expanding our customer base. Our plan is to grow consumer lending, small business loans and commercial loans throughout the year. We believe we can accomplish this by developing new, and expanding existing, relationships by consistent and effective one-on-one customer calls. In addition, we are emphasizing our indirect consumer lending program. Because of the geographic region in which we operate, we have to win new business and capture more business from each customer in order to succeed.”

Webcast and Conference Call

A Company-hosted teleconference will be held at 10:30 a.m. eastern time on January 25, 2007. During the teleconference, Peter G. Humphrey, President and CEO, and Ronald A. Miller, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Financial Institutions’ corporate strategy and outlook. A question-and-answer session will follow.

The Financial Institutions conference call can be accessed the following ways:

•	The live webcast can be found at http://www.fiiwarsaw.com. Participants should go to the website 10-15 minutes prior to the scheduled conference in order to download any necessary audio software.

•	The teleconference can be accessed by dialing 1-973-935-2970 approximately 5-10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.fiiwarsaw.com. A replay can also be heard by calling 1-973-341-3080, and entering passcode 8315549. The telephonic replay will be available until February 1, 2007 at 11:59 p.m. ET.

About Financial Institutions, Inc.
With total assets of $1.9 billion, Financial Institutions, Inc. is the parent company of Five Star Bank, which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 70 ATM’s in Western and Central New York State. Through its Investment Services affiliate, Five Star Investment Services, Inc., FI also provides diversified financial services to its customers and clients, including brokerage and insurance. More information on FI and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements, which include its ability to implement its strategic plan, its ability to reduce operating expenses, the attitudes and preferences of customers, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2006	2005	$ Change	% Change
Interest and dividend income	$26,222	$26,154	$68	-%
Interest expense	11,929	10,146	1,783	18%

Net interest income	14,293	16,008	(1,715)	(11)%
Provision for loan losses	-	1,422	(1,422)	(100)%

Net interest income after provision for loan losses	14,293	14,586	(293)	(2)%

Noninterest income:
Service charges on deposits	2,945	2,981	(36)	(1)%
ATM and debit card income	588	447	141	32%
Financial services group fees and commissions	331	628	(297)	(47)%
Mortgage banking revenues	296	349	(53)	(15)%
Income from corporate owned life insurance	55	38	17	45%
Net gain on sale and call of securities	30	-	30	-%
Net gain on sale of student loans held for sale	66	36	30	83%
Net gain on sale of commercial-related loans held for sale	-	157	(157)	(100)%
Net loss on sale of premises and equipment	(5)	(218)	213	98%
Net gain on sale of other real estate and repossessed assets	27	15	12	80%
Net gain on sale of trust relationships	21	-	21	-%
Other	441	504	(63)	(13)%

Total noninterest income	4,795	4,937	(142)	(3)%

Noninterest expense:
Salaries and employee benefits	8,269	7,882	387	5%
Occupancy and equipment	2,382	2,268	114	5%
Supplies and postage	493	510	(17)	(3)%
Amortization of intangibles	97	107	(10)	(9)%
Computer and data processing	591	571	20	4%
Professional fees and services	747	1,370	(623)	(45)%
Other	2,584	3,462	(878)	(25)%

Total noninterest expense	15,163	16,170	(1,007)	(6)%
Income from continuing operations before income taxes	3,925	3,353	572	17%
Income tax provision from continuing operations	921	512	409	80%

Income from continuing operations	3,004	2,841	163	6%

Discontinued operation:
Gain on sale of discontinued subsidiary	-	41	(41)	(100)%
Income tax expense	-	11	(11)	(100)%

Income from discontinued operation	-	30	(30)	(100)%

Net income	$3,004	$2,871	$133	5%

Preferred stock dividends	$371	$372	$(1)	-%

Taxable-equivalent net interest income	$15,458	$17,187	$(1,729)	(10)%

Per common share data:

Basic:
Income from continuing operations	$0.23	$0.22	$0.01	5%
Net income	$0.23	$0.22	$0.01	5%

Diluted:
Income from continuing operations	$0.23	$0.22	$0.01	5%
Net income	$0.23	$0.22	$0.01	5%
Cash dividends declared	$0.09	$0.08	$0.01	13%

Common shares outstanding:
Weighted average shares – basic	11,332,634	11,334,091
Weighted average shares – diluted	11,384,326	11,360,046

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2006	2005
Performance ratios, annualized
Return on average assets	0.62%	0.55%
Return on average common equity	6.29%	6.39%
Common dividend payout ratio	39.13%	36.36%
Net interest margin (tax-equivalent)	3.44%	3.55%
Efficiency ratio (1)	73.53%	72.48%
Asset quality data:
Past due over 90 days and accruing	$3	$276
Nonaccrual loans	15,837	17,761

Total nonperforming loans	15,840	18,037
Other real estate owned (ORE)	1,203	1,099

Total nonperforming loans and ORE	17,043	19,136
Nonaccrual loans held for sale	—	577

Total nonperforming assets	$17,043	$19,713

Net loan charge-offs	$633	$1,975
Asset quality ratios:
Nonperforming loans to total loans (2)	1.71%	1.82%
Nonperforming loans and ORE to total loans and ORE (2)	1.84%	1.93%
Nonperforming assets to total assets	0.89%	0.97%
Allowance for loan losses to total loans (2)	1.84%	2.04%
Allowance for loan losses to nonperforming loans (2)	108%	112%
Net loan charge-offs to average loans (annualized)	0.27%	0.79%
Capital ratios:
Average common equity to average total assets	8.62%	7.47%
Leverage ratio	8.91%	7.60%
Tier 1 risk-based capital ratio	15.85%	13.75%
Risk-based capital ratio	17.10%	15.01%

(1)	Ratio excludes the operations of discontinued subsidiary.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Years ended
	December 31,
	2006	2005	$ Change	% Change
Interest and dividend income	$103,070	$103,887	$(817)	(1)%
Interest expense	43,604	36,395	7,209	20%

Net interest income	59,466	67,492	(8,026)	(12)%
(Credit) provision for loan losses	(1,842)	28,532	(30,374)	(106)%

Net interest income after (credit) provision for loan losses	61,308	38,960	22,348	57%

Noninterest income:
Service charges on deposits	11,504	11,586	(82)	(1)%
ATM and debit card income	2,233	1,680	553	33%
Financial services group fees and commissions	1,890	2,687	(797)	(30)%
Mortgage banking revenues	1,194	1,597	(403)	(25)%
Income from corporate owned life insurance	521	90	431	479%
Net gain on sale and call of securities	30	14	16	114%
Net gain on sale of student loans held for sale	670	245	425	173%
Net gain on sale of commercial-related loans held for sale	82	9,369	(9,287)	(99)%
Net loss on sale of premises and equipment	(3)	(321)	318	99%
Net gain (loss) on sale of other real estate and repossessed assets	90	(9)	99	1,100%
Net gain on sale of trust relationships	1,386	-	1,386	-%
Other	2,314	2,446	(132)	(5)%

Total noninterest income	21,911	29,384	(7,473)	(25)%

Noninterest expense:
Salaries and employee benefits	33,563	34,763	(1,200)	(3)%
Occupancy and equipment	9,465	9,022	443	5%
Supplies and postage	1,945	2,173	(228)	(10)%
Amortization of intangibles	420	430	(10)	(2)%
Computer and data processing	1,903	1,930	(27)	(1)%
Professional fees and services	2,837	5,074	(2,237)	(44)%
Other	9,479	12,100	(2,621)	(22)%

Total noninterest expense	59,612	65,492	(5,880)	(9)%
Income from continuing operations before income taxes	23,607	2,852	20,755	728%
Income tax provision (benefit) from continuing operations	6,245	(1,766)	8,011	454%

Income from continuing operations	17,362	4,618	12,744	276%

Discontinued operation:
Loss from operation of discontinued subsidiary	-	(340)	340	100%
Loss on sale of discontinued subsidiary	-	(1,071)	1,071	100%
Income tax expense	-	1,041	(1,041)	(100)%

Loss from discontinued operation	-	(2,452)	2,452	100%

Net income	$17,362	$2,166	$15,196	702%

Preferred stock dividends	$1,486	$1,488	$(2)	-%

Taxable-equivalent net interest income	$64,248	$72,102	$(7,854)	(11)%

Per common share data:

Basic:
Income from continuing operations	$1.40	$0.28	$1.12	400%
Net income	$1.40	$0.06	$1.34	2,233%

Diluted:
Income from continuing operations	$1.40	$0.28	$1.12	400%
Net income	$1.40	$0.06	$1.34	2,233%
Cash dividends declared	$0.34	$0.40	$(0.06)	(15)%
Book value	$14.52	$13.60	$0.92	7%

Common shares outstanding:
Weighted average shares – basic	11,328,033	11,303,226
Weighted average shares – diluted	11,363,865	11,333,920
Period end actual	11,348,122	11,333,874

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Years ended
	December 31,
	2006	2005
Performance ratios, annualized
Return on average assets	0.90%	0.10%
Return on average common equity	10.02%	0.43%
Common dividend payout ratio	24.29%	666.67%
Net interest margin (tax-equivalent)	3.55%	3.65%
Efficiency ratio (1)	69.45%	70.18%
Asset quality data:
Net loan charge-offs	$1,341	$47,487
Net loan charge-offs to average loans (annualized)	0.14%	4.27%

(1)	Ratio excludes the operations of discontinued subsidiary.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash and due from banks	$47,166	$46,987	$179	—%
Federal funds sold and interest-bearing deposits	62,606	44,953	17,653	39%
Investment securities (HTM and AFS)	775,536	833,448	(57,912)	(7)%
Loans held for sale	992	1,253	(261)	(21)%
Loans	926,482	992,321	(65,839)	(7)%
Less: Allowance for loan losses	17,048	20,231	(3,183)	(16)%

Loans, net	909,434	972,090	(62,656)	(6)%
Goodwill	37,369	37,369	—	—%
Other assets	74,449	86,292	(11,843)	(14)%

Total assets	$1,907,552	$2,022,392	$(114,840)	(6)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$273,783	$284,958	$(11,175)	(4)%
Savings, money market, and interest-bearing checking	674,224	755,229	(81,005)	(11)%
Certificates of deposit	669,688	677,074	(7,386)	(1)%

Total deposits	1,617,695	1,717,261	(99,566)	(6)%
Short-term borrowings	32,310	20,106	12,204	61%
Long-term borrowings	38,187	78,391	(40,204)	(51)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	20,270	18,175	2,095	12%

Total liabilities	1,725,164	1,850,635	(125,471)	(7)%

Shareholders’ equity:
Preferred equity	17,623	17,634	(11)	—%
Common equity and accumulated other
comprehensive loss	164,765	154,123	10,642	7%

Total shareholders’ equity	182,388	171,757	10,631	6%

Total liabilities and shareholders’ equity	$1,907,552	$2,022,392	$(114,840)	(6)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Three months ended
	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash and due from banks	$44,913	$43,370	$1,543	4%
Federal funds sold and interest-bearing deposits	65,338	69,072	(3,734)	(5)%
Commercial paper due in less than 90 days	8,005	—	8,005	—%
Investment securities (HTM and AFS)	778,546	853,287	(74,741)	(9)%
Loans held for sale	457	2,038	(1,581)	(78)%
Loans	932,963	1,001,627	(68,664)	(7)%
Less: Allowance for loan losses	17,675	20,738	(3,063)	(15)%

Loans, net	915,288	980,889	(65,601)	(7)%
Goodwill	37,369	37,369	—	—%
Other assets	76,554	90,518	(13,964)	(15)%

Total assets	$1,926,470	$2,076,543	$(150,073)	(7)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$259,214	$276,472	$(17,258)	(6)%
Savings, money market, and interest-bearing checking	702,411	771,566	(69,155)	(9)%
Certificates of deposit	669,395	718,283	(48,888)	(7)%

Total deposits	1,631,020	1,766,321	(135,301)	(8)%
Short-term borrowings	30,131	23,697	6,434	27%
Long-term borrowings	46,496	78,810	(32,314)	(41)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	18,446	18,314	132	1%

Total liabilities	1,742,795	1,903,844	(161,049)	(8)%

Shareholders’ equity:
Preferred equity	17,623	17,635	(12)	—%
Common equity and accumulated other
comprehensive loss	166,052	155,064	10,988	7%

Total shareholders’ equity	183,675	172,699	10,976	6%

Total liabilities and shareholders’ equity	$1,926,470	$2,076,543	$(150,073)	(7)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Years ended
	December 31,
	2006	2005	$ Change	% Change
ASSETS
Cash and due from banks	$42,447	$43,067	$(620)	(1)%
Federal funds sold and interest-bearing deposits	36,572	42,976	(6,404)	(15)%
Commercial paper due in less than 90 days	8,285	—	8,285	—%
Investment securities (HTM and AFS)	797,320	795,473	1,847	—%
Loans held for sale	496	24,312	(23,816)	(98)%
Loans	952,684	1,111,640	(158,956)	(14)%
Less: Allowance for loan losses	19,338	29,152	(9,814)	(34)%

Loans, net	933,346	1,082,488	(149,142)	(14)%
Goodwill	37,369	37,369	—	—%
Other assets	83,185	90,721	(7,536)	(8)%

Total assets	$1,939,020	$2,116,406	$(177,386)	(8)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$258,416	$275,069	$(16,653)	(6)%
Savings, money market, and interest-bearing checking	712,589	784,049	(71,460)	(9)%
Certificates of deposit	664,358	737,285	(72,927)	(10)%

Total deposits	1,635,363	1,796,403	(161,040)	(9)%
Short-term borrowings	26,157	24,998	1,159	5%
Long-term borrowings	67,023	82,142	(15,119)	(18)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	17,638	19,023	(1,385)	(7)%

Total liabilities	1,762,883	1,939,268	(176,385)	(9)%

Shareholders’ equity:
Preferred equity	17,625	17,658	(33)	—%
Common equity and accumulated other
comprehensive loss	158,512	159,480	(968)	(1)%

Total shareholders’ equity	176,137	177,138	(1,001)	(1)%

Total liabilities and shareholders’ equity	$1,939,020	$2,116,406	$(177,386)	(8)%